                                                                   EXHIBIT 10.23


                                                 REDACTED VERSION
                                        * = CONFIDENTIAL PORTIONS OMITTED


                       MARTEK BIOSCIENCES CORPORATION/
                             GIST-BROCADES B.V.

                    ARA PURCHASE AND PRODUCTION AGREEMENT

     This ARA Purchase Agreement (the "Agreement") is made and entered into this 31st day of December, 1996 (the "Effective Date") by and between Gist-Brocades, B.V., a company organized and existing under the laws of the Netherlands, having its principal place of business at Wateringseweg 1, 2611 XT Delft, The Netherlands ("GB"), and Martek Biosciences Corporation, a Delaware corporation having its principal place of business at 6480 Dobbin Road, Columbia, Maryland 21045 ("Martek"), who, intending to be legally bound, hereby agree as follows:

1.       INTRODUCTION

         1.1. Martek owns technology related to the manufacture and use of arachidonic acid and has certain issued patents and patents pending throughout the world, claiming (i) certain processes for the manufacture of arachidonic acid, (ii) certain compounds and (iii) certain applications; Martek manufactures and sells arachidonic acid to a number of customers for application in food (including infant formula) products.

         1.2. GB owns technology related to the manufacture and use of arachidonic acid and has patents pending throughout the world, claiming (i) certain processes for the manufacture of arachidonic acid, (ii) certain formulations for that product and (iii) certain compounds.

         1.3. GB is currently building new production facilities for the manufacture of arachidonic acid for sale to its customers; the capacity of these facilities will exceed GB's own requirements for arachidonic acid for sale to its customers.

         1.4. Martek wishes to have GB manufacture arachidonic acid in accordance with certain specifications as further specified below in Section 2 and GB is willing to supply arachidonic acid conforming to such specifications to Martek.

         1.5. The parties wish to enter into this Agreement to provide for certain terms under which GB will produce arachidonic acid ordered by Martek, and Martek will pay for arachidonic acid it orders from GB.

CONFIDENTIAL                        - 1 -

2.       DEFINITIONS

         2.1.    "ARA" means arachidonic acid-rich trigliceride oil.

         2.2. "Confidential Information" shall mean the information described in SECTION 10 below.

         2.3. "Customer Specifications" shall mean specifications for ARA, other than the Martek Specifications, which are required by specific customers of Martek and are agreed upon by the Committee (as defined below in Section 4.1); as agreed upon, each order for ARA placed by Martek which is required to satisfy Customer Specifications shall identify the applicable specifications by customer name or other unique designation. Customer Specifications shall always include at least compliance with current good manufacturing practices (cGMPs) promulgated by FDA and comparable requirements by other governmental bodies for food ingredients, even if such requirements are not expressly set forth in any statement of the Customer Specifications.

         2.4. "Finished Oil" shall mean oil containing ARA that has been degummed, refined, bleached and deodorized and meets either Martek Specifications or Customer Specifications as specified by Martek in accordance with Section 7.7.

         2.5. "GB Costs" shall mean, for each period for which GB supplies a budget to Martek in accordance with Section 9.1, those expenses of GB related to production of ARA which are identified in such budget.

         2.6. "Martek Specifications" shall mean specifications agreed upon by the Committee (as defined below in Section 4.1) and to be attached to this Agreement as an Exhibit, pursuant to which GB shall be required to produce ARA for all orders by Martek other than those orders which Martek expressly advises GB are to be produced to satisfy identified Customer Specifications. The Martek Specifications shall initially be the specifications for crude oil containing ARA; the Martek Specifications shall always include at least compliance with current good manufacturing practices (cGMPs) promulgated by FDA and comparable requirements by other governmental bodies for food ingredients, even if such requirements are not expressly set forth in any statement of the Martek Specifications.

         2.7.    "FDA" shall mean the U.S. Food and Drug Administration.

         2.8. "cGMPs" shall specifically mean those FDA regulations pertaining to food ingredients appearing in the Code of Federal Regulations, Title 21, Parts 106 and 110 , including FDA guidelines related thereto and other FDA interpretations thereof.





CONFIDENTIAL                         - 2 -

         2.9. "ARA Patent" shall mean any patent issued under the laws of any country which claims any of the inventions described and fully supported in International Patent Publications WO 92/13086 and/or WO 96/21037, attached hereto as Exhibit B.

         2.10. "Oil Blend Patent" shall mean any patent issued under the laws of any country which claims any of the inventions described and fully supported in International Patent Publication WO 92/12711, attached hereto as Exhibit C.

         2.11. "Unit of ARA" shall mean either (a) that quantity of Finished Oil containing ARA determined by an assay procedure to be developed by the Committee, which contains one (1) kilogram of pure ARA or (b) that quantity of crude oil containing ARA that, after processing, yields Finished Oil containing ARA determined by an assay procedure to be developed by the Committee, which contains one (1) kilogram of pure ARA

3.       PATENT MATTERS

         3.1. Acknowledgment. GB acknowledges that Martek has applications for ARA Patents and Oil Blend Patents pending in many countries throughout the world. A listing of the countries in which ARA Patents and Oil Blend Patents have issued is set forth in Exhibit D. Martek shall notify GB promptly upon the issuance of any additional ARA Patents or Oil Blend Patents.

         3.2. Limited Patent License and Disclaimer. To the extent necessitated by transfer of crude oil containing ARA to any facility of Martek or a contractor of Martek for refining of any quantities of ARA for GB, Martek hereby grants GB a limited license under any pending application for an ARA Patent to sell the ARA. The license provided through this Section 3.2 is limited to manufacture and/or sale of ARA under the manufacturing arrangement described herein and is limited to activities occurring during the pendency of an application for an ARA Patent before the European Patent Office. The license does not extend to use of ARA which infringes a claim in an issued ARA Patent.

         3.3. Infringement Determination. If and when an ARA Patent issues to Martek in a country where GB makes or sells ARA, the parties hereto shall determine whether or not GB's manufacture and/or sale of ARA infringes such ARA Patent. If the parties hereto are unable to reach consensus on the question of whether or not GB's manufacture and/or sale of ARA infringes such ARA Patent, the matter shall be referred to Patent Arbitration in accordance with Exhibit E attached hereto. In any country where GB's manufacture or sale of ARA are determined in accordance with this paragraph to infringe an ARA Patent, GB agrees to cease such manufacture or sales except as provided in Section 3.4.





CONFIDENTIAL                         - 3 -

         3.4. Subcontractor Appointment. So long as this Agreement has not been previously terminated, and GB is not in material default on the performance of its obligations hereunder, on the earliest date on which it is determined in accordance with Section 3.3 that GB's manufacture and/or sale of ARA infringes or would infringe an ARA Patent issued by the European Patent Office, Martek agrees to license and appoint GB as its subcontractor to manufacture ARA solely for purchase by Martek. Upon appointment as subcontractor, GB shall be granted a limited retroactive license to manufacture and sell ARA under the ARA Patent issued by the European Patent Office for the period prior to issuance of such ARA Patent, subject to the disclaimer set forth in Section 3.8 below. Martek further agrees that so long as this Agreement has not then been terminated and GB is not then in material default on the performance of its obligations hereunder, it shall appoint GB as its subcontractor to manufacture ARA, solely for purchase by Martek, in any other country where an ARA Patent issues and it is determined in accordance with
Section 3.3 that GB's manufacture and/or sale of ARA infringes or would infringe such ARA Patent. Upon such appointment, GB shall be entitled to continue production of ARA for purchase by Martek on the terms set forth in this Agreement.

         3.5. Validity. While this Agreement is in effect, the parties agree that any ARA Patent issued under the laws of any country shall be presumed valid and enforceable unless and until such ARA Patent is held invalid or unenforceable by a competent court or other competent tribunal from which no appeal is permitted. While this Agreement is in effect, GB agrees not to challenge the validity of any ARA Patent directly or indirectly in any country where such agreement not to challenge is enforceable.

         3.6.    Infringement of ARA Patents by Third Parties.

         a. GB agrees to promptly notify Martek of any infringement of an ARA Patent by any third party of which GB is or becomes aware.

         b. Martek undertakes to use reasonable efforts to abate any infringement of an ARA Patent by a third party of which Martek has notice, by any suitable means, including without limitation legal action against the third party, settlement agreement or otherwise causing cessation of the infringement by the third party; provided, however, that so long as GB retains Exclusive Supplier Rights as described in Section 7.1, Martek shall not, without the prior consent of GB, abate any infringement of an ARA Patent in the United States or Europe by granting a license to, or entering into a prospective non-assert agreement with, the infringing party. Martek shall not be required by this Agreement to pursue abatement activity directed at more than one third party at the same time. Abatement activity will be under Martek's sole control and at Martek's expense. GB agrees to provide assistance when required by the law of any jurisdiction in which an ARA Patent has issued, including without limitation joining an infringement





CONFIDENTIAL                         - 4 -
suit as a party. Any assistance required by law from GB, and any voluntary assistance provided by GB through agreement of the parties, shall be at GB's expense.

         3.7. DISCLAIMER OF LIABILITY REGARDING OIL BLEND PATENTS. IF AND TO THE EXTENT THAT AN OIL BLEND PATENT ISSUES IN ANY COUNTRY WHERE GB SELLS ARA TO CUSTOMERS OTHER THAN MARTEK, MARTEK AGREES THAT SUCH SALE BY GB SHALL BE FREE OF LIABILITY TO MARTEK, AND THAT MARTEK SHALL NOT SUE GB, FOR INDIRECT OR CONTRIBUTORY INFRINGEMENT OF SUCH OIL BLEND PATENT, PROVIDED THAT GB SHALL EXPRESSLY DISCLAIM ANY WARRANTIES TO CUSTOMERS THAT USE OF SUCH ARA IS LICENSED UNDER OR WILL NOT INFRINGE ANY ARA PATENTS OR OIL BLEND PATENTS.

         3.8 PATENT WARRANTY DISCLAIMER. THE PARTIES ACKNOWLEDGE THAT GB IS NOT GRANTED ANY RIGHTS UNDER ANY PATENTS OR PATENT APPLICATIONS FILED IN THE NAME OF OR ON BEHALF OF MARTEK EXCEPT THOSE SET FORTH IN SECTIONS 3.2, 3.4 and
3.7. MARTEK EXPRESSLY DISCLAIMS ANY WARRANTY TO GB OR ANY THIRD PARTY THAT ANY SUBLICENSE BY GB OF ITS LIMITED RIGHT TO MAKE AND SELL ARA AS SET FORTH IN SECTIONS 3.2 AND 3.4 OR ANY USE OF ARA MANUFACTURED BY GB WILL NOT INFRINGE ANY PROPRIETARY RIGHTS OF MARTEK OR ANY THIRD PARTY, AND GB AGREES THAT IT SHALL EXPRESSLY DISCLAIM TO ANY GB CUSTOMER WHICH PURCHASES ARA ANY REPRESENTATION THAT USE OF SUCH ARA WILL NOT INFRINGE THE ARA PATENTS, OIL BLEND PATENTS OR ANY OTHER PATENT.

4.       STEERING COMMITTEE

         4.1. Formation. Not later than fifteen (15) days after the Effective Date, the parties shall form a steering committee (the "Committee") which shall consist of four (4) members: two (2) appointed by Martek and two
(2) appointed by GB. Each party shall identify one of the team members it has appointed as its "Leader." In addition to its two (2) members, each party may send one (1) non-participating, nonvoting observer to each meeting of the Committee. If either party decides at any time to replace its designated Leader or its other Committee member, it may do so by written notice to the other party's Leader.

         4.2. Meetings. The Committee shall meet at such times and places as it may select but, in any event, it shall meet at least once per calendar quarter, provided that the first such meeting shall be held as soon as practicable, but in no event later than thirty (30) days after the Effective Date of this Agreement. Meetings of the Committee shall be in person or by conference call as the Committee decides.





CONFIDENTIAL                         - 5 -

         4.3. Status Reports. The Leaders shall report to each other monthly, or as otherwise mutually agreed upon, regarding the status of the parties' respective obligations under this Agreement, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.

         4.4. Agenda. The Committee shall be responsible for overseeing the collaboration under this Agreement, for monitoring the parties' adherence to the terms hereof and for agreeing on or determining any matters that are to be agreed on or determined by the Committee pursuant to this Agreement. In particular, the Committee shall, in good faith, mutually resolve, among other things, the following: (a) determining a program to reach agreement on the Martek Specifications; (b) determining the methods of analysis and the format for certification of analysis referred to in Section 7.10 below, and following the dispute settlement procedure referred to in Section 5.2 below; (c) determining the procedure to agree on Customer Specifications and on the terms under which GB shall supply Martek and/or Martek's customers with ARA meeting Customer Specifications; (d) determining the schedule at which GB shall adjust its manufacturing processes to manufacture ARA in accordance with the Martek Specifications and Customer Specifications; (e) determining a schedule for verification by Martek that GB is able to produce ARA which satisfies the Martek Specifications and the Customer Specifications; (f) determining the schedule at which GB shall adjust its manufacturing processes to accommodate changes, which have been agreed upon by the Committee, in the Martek Specifications or Customer Specifications and any applicable changes to GB Costs which may result therefrom; (g) selecting the facilities of GB, GB subcontractors, Martek and/or Martek subcontractors at which various steps in the ARA manufacturing process will be completed with the goal of achieving the lowest possible production costs for ARA taking into account all quality requirements that have to be met; (h) determining the appropriate means for packaging and shipping ARA ordered by Martek; and (i) periodically reviewing GB's production processes for ARA with the goal of improving quality and reducing production costs.

         4.5. Improvements. Proposed improvements to the manufacturing process for ARA shall be submitted to the Committee by the party proposing the improvement. The Committee may agree that the parties jointly or individually perform development work aimed at improvement of the manufacturing process for ARA or may elect not to implement the improvement. If the Committee agrees that the parties shall develop the work jointly, the parties shall share equally the research and development costs related to the work at issue, and the Committee shall agree on development protocols, describing the work to be carried out by each of the parties in this respect. The proprietary rights in any improvement to the manufacturing process for ARA which is developed by the parties jointly and for which they have shared the related research and development costs shall





CONFIDENTIAL                         - 6 -
be jointly owned by them and shall be considered jointly owned Confidential Information. GB Costs shall be reduced to the full extent that GB's actual cost of production is reduced by any improvement owned solely by Martek, but shall not be reduced if GB's actual cost of production is reduced by any improvement owned solely by GB, except as expressly set forth below. Except as expressly set forth below, in the event that GB's actual cost of production is reduced by a jointly owned improvement, GB Costs shall be reduced by fifty percent (50%) of the reduction in GB's actual cost of production. At six (6) month intervals following the first use of any improvement to the manufacturing process, regardless of the identity of the owner(s), the parties shall calculate, for the preceding six (6) months (the "Review Period"), sales of ARA by GB to Martek as a percentage of aggregate sales of ARA by GB. If during any Review Period, sales of ARA by GB to Martek represent fifty percent (50%) or less of aggregate sales of ARA by GB, Martek shall be entitled to a credit against future purchases of ARA from GB in an amount equal to fifty percent (50%) of the reduction, due to all the implemented improvements to the manufacturing process for ARA during the Review Period, in GB's actual cost of production for the quantities of ARA purchased by Martek during the Review Period. If during any Review Period, sales of ARA by GB to Martek represent more than fifty percent (50%) but less than one hundred percent (100%) of aggregate sales of ARA by GB, Martek shall be entitled to a credit against future purchases of ARA from GB in an amount equal to a percentage of the reduction, due to all improvements to the manufacturing process for ARA during the Review Period, in GB's actual cost of production for the quantities of ARA purchased by Martek during the Review Period which is equal to the difference between (a) one hundred percent (100%) and (b) the percentage of aggregate sales of ARA by GB to Martek. The proprietary rights in any improvement to the manufacturing process for ARA that is actually implemented in that process and has been (i) incidentally discovered or developed, or (ii) developed by either party, or by the parties jointly, without prior submission of a development proposal to the Committee in accordance herewith shall be jointly owned by the parties, and shall be considered jointly owned Confidential Information.

5.       VERIFICATION OF ARA PRODUCTION QUALITY

         5.1. Specifications for ARA. The parties acknowledge that Martek wishes to have the ability to order ARA from GB that satisfies Martek Specifications or, as necessary, Customer Specifications. Martek will use all reasonable efforts to encourage its customers to accept the Martek Specifications as the base specification for the ARA they purchase.

         5.2. Verification of Production. Once the Martek Specifications and/or the Customer Specifications for any customer have been agreed upon by the Committee, GB shall deliver to Martek a quantity of ARA prepared to satisfy the Martek Specifications and quantities of ARA prepared to satisfy the Customer Specifications for each Martek customer. Such delivery shall





CONFIDENTIAL                         - 7 -
be made in accordance with a schedule and in quantities and on terms determined by the Committee, which quantities shall be sufficient in all cases to enable Martek to verify that the quantities of ARA provided satisfy the applicable specifications. Martek shall thereupon subject the delivered quantities of ARA to the testing and analysis procedures agreed upon by the Committee to verify that the individual quantities satisfy the applicable specifications. If any quantity of ARA fails to satisfy the applicable specifications, Martek shall so notify GB. Any dispute between the parties regarding the quality of any ARA thus supplied shall be resolved in accordance with the procedure set forth in Exhibit F. In case it is resolved that any quantity of ARA thus supplied by GB fails to satisfy the applicable specifications, GB shall adjust its manufacturing process or take other appropriate action and provide a replacement quantity of ARA for testing and analysis by Martek. The process shall continue until Martek determines that all quantities of ARA provided by GB satisfy the applicable specifications.

         5.3. Specification Changes. The parties acknowledge and agree that the Martek Specifications and the Customer Specifications may be subject to change at any time and from time to time. Martek shall bring any required changes to the Martek Specifications or the Customer Specifications for any Martek customer to the attention of the Committee as soon as reasonably practicable. Upon agreement by the Committee to accept any such required changes, the Committee shall then determine the terms, including GB Costs and delivery dates applicable to ARA which will meet the proposed specification changes. GB agrees to use its best efforts to accommodate any requested changes at reasonable costs. Upon agreement by the Committee on such terms GB shall implement the necessary adjustments in accordance therewith, and the parties shall follow the procedure set forth in SECTION 5.2 for verifying that quantities of ARA produced by GB satisfy the changed specifications.

6.       WARRANTY

         6.1. Compliance. GB represents and warrants that it shall obtain and maintain, and shall ensure that its subcontractors obtain and maintain all licenses, permits, approvals, clearances and notifications which may be required in connection with the manufacture and packaging of ARA for Martek and that the performance of all GB obligations under this Agreement by GB and its subcontractors shall comply with all applicable laws, rules and regulations of any government having jurisdiction over such performance, including without limitation regulations and other requirements regarding cGMPs. GB further represents and warrants that all quantities of ARA that it supplies to Martek hereunder shall be manufactured in conformity with, and shall fully satisfy, the Martek Specifications or the applicable Customer Specifications as identified to GB in Martek's order.





CONFIDENTIAL                         - 8 -

         6.2. Disclaimer. THE LIMITED WARRANTY SET FORTH HEREIN IS EXCLUSIVE AND IN LIEU OF, AND GB HEREBY DISCLAIMS, ALL OTHER WARRANTIES REGARDING THE ARA PRODUCED FOR MARTEK HEREUNDER, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6.3. Notification and Replacement. If any shipment of ARA supplied by GB to Martek or, on behalf of Martek, to any Martek customer does not conform to the applicable specifications, Martek shall promptly give GB written notice of the nonconformity. Likewise, if GB discovers or has reason to believe that any shipment of ARA fails to conform to the applicable specifications, GB shall promptly notify Martek. Any dispute between the parties regarding the conformity of any shipment of ARA to the applicable specifications shall be resolved in accordance with the procedure set forth in Exhibit F. In case it is resolved that any shipment of ARA fails to satisfy the applicable specifications, GB shall promptly replace the nonconforming shipment, without charge, with a substitute shipment that satisfies the applicable specifications. Any nonconforming shipment of ARA shall be returned to GB at GB's request and expense. In the event that GB is unable to produce a replacement shipment of ARA that satisfies the applicable specifications within a reasonable time after receipt of the notice of nonconformity, Martek shall have no obligation to pay GB for the nonconforming shipment, and if payment has already been made, Martek shall be entitled to an immediate refund of the price of the nonconforming shipment.

7.       PLANNING, PRODUCTION AND ORDERING TERMS

         7.1. Exclusive Supplier Rights. Except as otherwise expressly provided in Section 7.3, beginning on the later of (a) July 1, 1997 or (b) the date on which the Committee agrees on the Martek Specifications, and for the remaining term of this Agreement, GB shall have "Exclusive Supplier Rights." For so long as GB's Exclusive Supplier Rights remain in effect, Martek agrees that it shall not order ARA from any other third-party supplier and shall not itself produce, in any calendar year a quantity of ARA greater than the "Martek Allocation." For purposes of this Section 7.1, the term "Martek Allocation" shall mean the lesser of (a) twenty-five percent (25%) of Martek's total sales of ARA during such year or (b) eight thousand (8,000) Units of ARA; provided, however, that the Martek Allocation shall in no event be less than two thousand (2,000) Units of ARA per year The Martek Allocation shall be used as much as possible to satisfy Customer requirements referred to below in Section 7.2.

         7.2. Exceptions to Exclusivity. Until such time as GB shall have obtained the kosher certification referred to in Section 7.6, Martek shall be entitled to produce all quantities of ARA that require a kosher certification





CONFIDENTIAL                         - 9 -
by the Orthodox Union at any Martek facility. In addition, in the event that any Martek customer requires more than a single supplier of ARA as a condition for placing one or more orders with Martek, the Martek Allocation referred to in Section 7.1 above shall be increased if necessary to enable Martek to fill orders for ARA for which any customer expressly requires an alternative supplier. In the event such customer is not satisfied with a combination of Martek and GB as suppliers, Martek shall be free to contract with third parties to fill any such orders.

                 GB and Martek acknowledge that in the countries of China and India, local companies might become interested in purchasing ARA for their domestic markets (the "China and India Markets"). If such interest materializes, GB and Martek shall negotiate in good faith a way for both parties to participate in the China and India Markets in a way that both parties will equally share in the benefit of selling into the China and India Markets without Martek jeopardizing its ARA Patent rights and rights in potential ARA Patents. If the parties fail to reach an agreement on this matter within two years of the Effective Date, Martek shall be entitled to produce ARA for the China and India Markets. If Martek produces ARA for the China and India Markets itself, the sales price of ARA charged by GB for sale(s) into the China and India Markets shall not be taken into account for the purpose of setting the maximum ARA sales price pursuant to Section 8.2(b) herein.

         7.3. Termination of Rights. GB's Exclusive Supplier Rights shall automatically terminate in the event that GB fails to fill any order for ARA placed by Martek (a) in compliance with the provisions of applicable delivery instructions submitted by Martek in accordance with this Section 7, (b) with a shipment that satisfies the specifications identified in the applicable delivery instructions, and (c) at a price that is not more than ten percent (10%) higher than the price offered to Martek by any other prospective supplier of good standing, as reasonably determined by Martek, for similar quantities and quality. Notwithstanding the foregoing, failure by a shipment to satisfy the specifications or instructions in the applicable delivery instructions shall not be grounds for automatic termination of GB's Exclusive Supplier Rights so long as GB fully complies with Section 6.3 in connection with such shipment, and no such failure recurs in connection with (A) the next consecutive order for the same Martek customer (whether ordered for delivery to Martek or directly to the customer) or (B) more than three (3) orders placed by Martek (whether ordered for delivery to Martek or directly to the customer) during any twelve consecutive month period; provided, however, that the Martek Allocation referenced in Section 7.1 shall be increased by the amount necessary to enable Martek to fill any order for which a GB shipment has failed to satisfy the specifications. In the event that GB's Exclusive Supplier Status is automatically terminated for any reason, Martek shall have the option to terminate this Agreement in accordance with Section 13.2.





CONFIDENTIAL                         - 10 -

         7.4. Purchase Estimates and Orders. To assist GB in organizing an adequate supply of ARA to fill Martek's orders, Martek shall submit to GB, on the first working day of each month, a written firm purchase order setting out the quantities of ARA Martek will purchase during the month (the "Month") following the first mentioned month as well the minimum quantities of ARA Martek will purchase during the two months following the Month.
Simultaneously, Martek will submit to GB a tentative forecast of the quantities of ARA that Martek expects to order during the three (3) calendar quarters following the three (3) months referred to above. Except for the quantities of ARA set out in the firm purchase order for the Month as referred to above, Martek may order, and GB agrees to timely deliver, quantities of ARA up to one hundred ten percent (110%) of the minimum quantities set out in the firm purchase orders for each of the two months following the Month. In the event the actual quantities of ARA ordered by Martek during the following two months exceed said one hundred ten percent (110%), GB shall endeavor to manufacture and supply such additional quantities to Martek and, in doing so, shall use all inventory and manufacturing capacity which GB is not contractually obligated to use for the purpose of filling orders for any third party, but shall not be under any obligation to do so within such two (2) month period. In addition to any other remedies provided herein, the Martek Allocation as defined in Section
7.1 shall be increased by any quantities of ARA not timely delivered by GB pursuant to Sections 7.4 and 7.7 herein.

         7.5. Maximum GB Capacity. Notwithstanding anything to the contrary set forth in Section 7.4, if Martek's orders for ARA in any twelve (12) month period exceed one hundred thousand (100,000) Units of ARA, Martek acknowledges that GB will have to build additional processing capacity and that Martek's first orders aggregating in excess of one hundred thousand (100,000) Units of ARA in any twelve (12) month period (the "First Over Capacity Orders") may be delayed for up to eighteen (18) months pending the building of additional capacity by GB. During the period that GB is building such additional capacity (the "Build-Out Period"), to the extent that GB cannot fill Martek's orders for ARA, (a) the Martek Allocation referred to in Section 7.1 above shall be increased as necessary to enable Martek to fill orders for ARA from customers and/or (b) Martek shall be free to contract with third parties for the production of ARA, in which case Martek shall transfer (and GB shall provide Martek any required assistance) to such third party(ies) any technical information necessary for the production of ARA. Martek agrees that contracts with any third parties for production of ARA during the Build-Out Period shall be structured so as not to preclude GB from re-establishing its exclusivity, based upon the terms of this Agreement, at the end of the Build-Out Period.

         7.6. Kosher Certification. GB shall obtain, as soon as practicable, and shall thereafter maintain and at all times adhere to the requirements for kosher certification by the Orthodox Union for all facilities of GB and any GB





CONFIDENTIAL                         - 11 -
subcontractors that are used to manufacture, produce and/or package any component(s) of ARA.

         7.7. Delivery Instructions. Martek shall submit delivery instructions to GB for quantities of ARA subject to firm orders placed in accordance with Section 7.4 above at GB's address written above. Such delivery instructions, as so placed, shall identify (a) the quantity of ARA required,
(b) specifications which the ARA shall be required to satisfy, (c) the required delivery date, (d) the address to which the shipment shall be delivered, and
(e) any other applicable shipping instructions. GB shall confirm orders within five (5) business days after receipt.

         7.8.    Shipment.   During a Month, GB shall deliver quantities of ARA
covered by the firm order for the Month on the later of (a) the last business day of the month or (b) ten (10) days after receipt of delivery instructions from Martek. All orders shall be shipped F.O.B. GB's facility. For purposes hereof, each order shall be deemed to have been "delivered, and risk of loss with respect to each shipment shall pass from GB to Martek, upon delivery of the shipment by GB to a carrier agreed upon by the Committee for transport to the location specified in the Martek order. GB shall retain title to all shipments of ARA until payment is received, whereupon title shall pass to Martek or the Martek customer, as applicable.

         7.9. Order Fulfillment. Issues relevant to order fulfillment, including but not limited to the location(s) at which various stages in the production process for ARA shall occur and methods for packaging and shipment of ARA, shall be determined by the Committee. Notwithstanding the foregoing, Martek shall be entitled to know the identity of each facility and subcontractor which GB may use for production of ARA for Martek, and all shipments of ARA in fulfillment of Martek's orders shall bear no brand name other than Martek brand names unless otherwise directed by Martek.

         7.10. Certification of Analysis. Promptly on the date of each GB shipment of ARA ordered by Martek, whether for delivery to Martek or a Martek customer, GB shall furnish Martek with a certificate of analysis in the form determined by the Committee and signed by GB's relevant QA/QC officer, which certifies the actual content of those components of the ARA which are identified in the Martek Specifications or Customer Specifications, as applicable.

         7.11. Refinement and Extraction. The parties shall enter into a separate agreement, the "Toll Manufacture Agreement," on terms substantially similar to those set forth herein, pursuant to which Martek shall refine ARA from crude oil containing ARA for GB or extract ARA from biomass and refine the crude oil for GB. The members of the Committee shall comprise the steering committee referenced in the Toll Manufacture Agreement. Martek hereby grants an option to GB to purchase Martek's





CONFIDENTIAL                         - 12 -
blueprints for facilities for the refinement and/or extraction of ARA, in return for fair and reasonable consideration to be agreed upon by the parties and amortized monthly over a period of five years as of the sale and delivery of the blueprints. The foregoing option may be exercised only if the Committee determines that GB should refine ARA in one or more facilities in Europe, and the consideration shall be payable only upon termination of this ARA Purchase Agreement in the unamortized amount remaining at such time.

8.       PAYMENTS

         8.1. By GB. In consideration of Martek's undertaking to appoint GB as Martek's subcontractor for the manufacture of ARA as set forth herein, GB shall pay to Martek the following amounts on the dates provided:

                 (a)      [       *        ] shall be paid by GB to Martek upon
         the date of execution of this Agreement;

                 (b)      [       *        ] shall be paid by GB to Martek
         within thirty (30) days after the date of issuance by the European Patent Office of the first ARA Patent that would be infringed by continued manufacture, use or sale of ARA by GB; and

                 (c)      [       *        ] shall be paid within thirty (30)
         days after the date of issuance in the United States of the first ARA Patent that would be infringed by continued manufacture, use or sale of ARA by GB.

                 A payment made by GB pursuant to this Section 8.1 shall be reimbursable by Martek to GB to the extent of the Reimbursement Percentage set forth on the next page, only if Martek terminates this Agreement other than (i) for cause in accordance with Section 13.2 or in accordance with Section 13.3(b), or (ii) by reason of bankruptcy in accordance with its rights as a bankrupt party under the bankruptcy laws of the United States.





CONFIDENTIAL                         - 13 -

                                                                                          REIMBURSEMENT
                          TIME OF TERMINATION BY MARTEK                                     PERCENTAGE
                          -----------------------------                                     ----------
                          During the first year after the due date for the                    90%
                          applicable payment

                          During the second year after the due date for the                   70%
                          applicable payment

                          During the third year after the due date for the                    50%
                          applicable payment

                          During the fourth year after the due date for the                   30%
                          applicable payment

                          During the fifth year after the due date for the                    10%
                          applicable payment

                          After the fifth year after the due date for the                      0%
                          applicable payment

         8.2. By Martek. For each shipment of ARA ordered by Martek and shipped to the address specified in Martek's delivery instructions which satisfies the specifications identified in Martek's delivery instructions, Martek shall pay to GB the GB Costs per Unit of ARA for filling such order plus
an additional [        *         ] of such GB Costs per Unit of ARA; provided,
however, that in no event shall the total amount paid by Martek for any shipment of ARA which satisfies the Martek Specifications exceed the lowest of:


(a)      for the first [        *          ] Units of ARA per [      *       ]
         month period beginning July 1, 1997, [*] per Unit of ARA; and for all
         additional Units of ARA during such period, [              *        ]
         per Unit of ARA (exclusive in each case of transportation costs and customs duties), or

(b)      for the first [          *        ] Units of ARA delivered by GB in
         fulfillment of orders by Martek under this Agreement, [* ], and for any additional Units of ARA delivered by GB in fulfillment of orders by Martek under this Agreement, a price that is [


                                        *


                 ]; or





CONFIDENTIAL                         - 14 -

(c) a price per Unit of ARA based on GB Costs that are not more than ten percent (10%) higher than Martek's cost of production per Unit of ARA, calculated in a manner identical to the calculation of GB Costs, for ARA of equivalent quantity and quality.

GB shall invoice Martek for each order no earlier than the date on which such order is shipped, and Martek shall remit all payments due to GB within forty-five (45) days following receipt of GB's invoice.

         8.3. ARA Price Adjustments. For each shipment of crude oil containing ARA which Martek is responsible for converting to Finished Oil, Martek shall determine the quantity of ARA in the Finished Oil in accordance with the method agreed upon by the Committee as a percentage of the quantity of ARA in the crude oil (the "Recovery Rate"). GB shall be able to verify the Recovery Rate as determined by Martek. If the Recovery Rate for any shipment is less than ninety-five percent (95%), the price paid by Martek to GB per Unit of ARA shall be increased by One U.S. Dollar (US $1.00) for every one percent (1%) that the Recovery Rate is less than ninety-five percent (95%). If the Recovery Rate is less than ninety percent (90%) for more than six thousand (6,000) Units of ARA recovered by Martek from crude oil shipped by GB during the twelve (12) month period immediately following Martek's receipt of the first shipment from GB of crude oil containing ARA or during any subsequent twelve (12) month period, the price paid by Martek to GB for such crude oil shall be increased by an additional Two U.S. Dollars (US $2.00) per Unit of ARA for every one percent (1%) that the Recovery Rate is less than ninety percent (90%) during such period. If, during the twelve (12) month period immediately following Martek's receipt from GB of the first shipment of crude oil containing ARA the Recovery Rate is less than eighty-five percent (85%), GB's obligation to deliver crude oil to Martek and GB's Exclusive Supplier Rights shall be suspended, and the parties shall use commercially reasonable efforts to increase the Recovery Rate, negotiate a change in the prices set forth in
Section 8.2(a) or reach another mutually agreeable procedure for recovery of ARA from crude oil. GB's obligation to deliver crude oil to Martek and GB's Exclusive Supplier Rights shall immediately resume upon achievement of a mutually satisfactory increase in the Recovery Rate, change in the prices set forth in Section 8.2(a) or other procedure for recovery of ARA from crude oil within twelve (12) months after Martek first calculated a Recovery Rate of less than eighty-five percent (85%). If by the end of such twelve (12) month period, the parties have not achieved a mutually satisfactory increase in the Recovery Rate, change in the ceiling prices set forth in Section 8.2(a) or other procedure for recovery of ARA from crude oil, then either party may terminate this Agreement.

         8.4. Ceiling Price Adjustments. The maximum prices per kilogram of crude oil containing ARA set forth in Section 8.2(a) are subject to increase on each anniversary (the "Adjustment Date") of the effective date of this Agreement in accordance with this Section 8.3. On each Adjustment Date, GB Costs shall be adjusted to reflect (a) any increase in the actual cost of raw





CONFIDENTIAL                         - 15 -
materials required to produce ARA and (b) a percentage of that portion of the then-applicable maximum prices attributable to items other than raw materials which is equal to the percentage increase, if any, in the Consumer Price Index for the month which is two (2) months prior to the Adjustment Date over the Consumer Price Index for the corresponding month in the preceding year. For purposes of this Section 8.3, the term Consumer Price Index shall mean the "Index Number" for "All Items" for as published in the Revised Consumer Price Index--Cities (36 mo. avg. 1982-84 = 100) by the Bureau of Labor Statistics of the U.S. Department of Labor. If the Consumer Price Index for the month two months prior to the Adjustment Date shall not have the same base period (that is, the period for which the index is 100) as the index for 1982-84, then either or both of such indexes shall be adjusted through the use of conversion factors provided by the Bureau of Labor Statistics so as to be comparable to each other for the purposes hereof, it being the intention of the parties that the ceiling prices per kilogram of crude oil containing ARA shall be adjusted upward to reflect the decreased purchasing power of the United States dollar, if any, when compared to the purchasing power of the US dollar in 1982-84.

         8.5.     [



                                    *

                                                 ]

         8.6. Currency. All payments hereunder shall be in made in United States dollars.

9.       REPORTING, RECORD KEEPING AND AUDIT

         9.1. Within thirty (30) days after the effective date of this Agreement and thereafter on January 1 of each year during the remaining term of this Agreement, GB shall provide Martek with a budget for GB's costs of production for ARA, determined in good faith in accordance with Exhibit A, for the twelve (12) month period immediately following the date on which such budget is to be provided. On September 30 and March 31 of each year during the term of this Agreement, GB shall deliver to Martek a statement of GB's actual costs of production of ARA for the periods ending the preceding June 30 and December 31, respectively. Any difference between budgeted costs and actual costs for any applicable six (6) month period will be reconciled (by a cash refund to Martek if budgeted costs exceed actual costs, or by an invoice to Martek for the additional amount payable if actual costs





CONFIDENTIAL                         - 16 -
exceed budgeted costs) upon submission of the applicable statement of actual costs.

         9.2. GB shall maintain complete and accurate records of all GB Costs and of ARA transactions with other customers. Martek shall have the right, upon reasonable prior written notice, through an independent public accounting firm reasonably acceptable to GB, to examine GB's books, records and accounts relating to GB's performance under this Agreement and for the purposes of verifying the accuracy of GB's statements of actual costs for the production of ARA. All information regarding GB's business received in any such examination shall be held in confidence. The expenses of such audits shall be borne by Martek, and any overpayment by Martek of the amounts GB was entitled to receive for fulfillment of orders for ARA which is established as a result of such audit shall be promptly refunded to Martek with interest at the prime rate per annum, as published bi-weekly in the Wall Street Journal, calculated from the date(s) of the overpayment until the date of refund in accordance herewith. If any such audit establishes an aggregate overpayment by Martek during the period covered by the audit by five percent (5%) or more of the amounts to which GB was entitled, then Martek shall be reimbursed by GB for the expenses of the audit.

10.      CONFIDENTIAL INFORMATION

         The parties acknowledge and agree that each party will be disclosing confidential information to the other party, including but not limited to, the Martek Specifications, Customer Specifications, know-how, business strategy, ideas, concepts and financial information (the "Confidential Information"). Each party agrees that it shall hold the Confidential Information of the other party in strict confidence, shall not disclose it to others or use it in any way, commercially or otherwise, except for purposes of performing its obligations under this Agreement. Each party further agrees to take all action necessary to protect the confidentiality of the other party's Confidential Information including, without limitation, (a) implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the other party's Confidential Information, and (b) obligating each of its subcontractors, by written agreement, to protect the other party's Confidential Information. Notwithstanding this SECTION 10, the term "Confidential Information" shall not include any information which (i) is or becomes part of the public domain through no fault of the receiving party, (ii) is obtained by the receiving party from any third party which is under no obligation to the disclosing party to protect the confidentiality thereof, or (c) can be established by the receiving party with reasonable documentary evidence to have been independently developed by the receiving party without reliance on the other party's Confidential Information. The parties hereby acknowledge that Martek and GB, as corporations whose stock





CONFIDENTIAL                         - 17 -
is publicly traded, may be required by applicable laws to disclose the terms of this Agreement.

11.      LIMITATION OF LIABILITY

         EXCEPT FOR THE LIABILITY OF GB UNDER SECTION 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY CAUSE OF ACTION OF ANY KIND EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.      INDEMNIFICATION

         GB shall indemnify and hold Martek harmless from and against any and all liability, damages, loss or expense (including reasonable fees of attorneys and other professionals) arising from any claim, demand, action or proceeding initiated by any third party based upon failure by any shipment of ARA to satisfy the warranty provisions of SECTION 6.1, including without limitation any claim that any shipment of ARA contained any contaminant or other substance not included in the applicable specifications.

13.      TERM AND TERMINATION

         13.1 Term. The term of this Agreement shall commence upon the effective date hereof and shall remain in effect for ten (10) years from the Effective Date unless otherwise terminated in accordance with this Section. This Agreement may be renewed upon mutual consent of the parties; provided however, that renewal on the same terms, if the parties so consent, shall not be conditioned upon payment by GB of additional consideration for appointment as a subcontractor.

         13.2 Termination for Cause. This Agreement may be terminated by either party in the event that the other party has not performed any material obligation or has otherwise breached any material term of this Agreement or any other contract or agreement between the parties (a) immediately upon receipt of written notice thereof if the breach or nonperformance is incapable of cure, or
(b) upon the expiration of thirty (30) days (or any longer cure period authorized by the nonbreaching party with respect to any individual breach) after receipt of written notice thereof if the breach or nonperformance is capable of cure and has not then been cured.

         13.3. Termination by Martek. Martek may terminate this Agreement without prejudice to any other rights or claims it may have in the event of (a) final determination that both Martek's pending ARA Patent and pending or issued (as applicable) Oil Blend Patent will not issue or are abandoned,





CONFIDENTIAL                         - 18 -
withdrawn or otherwise lapse in either the United States or in the countries of the European Union and the number of Units of ARA sold by Martek is less than fifty percent (50%) of the total number of combined Units of ARA sold by both Martek and GB in the United States and the countries of the European Union, in the aggregate, or (b) GB challenges the validity of, or otherwise opposes any ARA Patent, pending ARA Patent, Oil Blend Patent or pending Oil Blend Patent anywhere in the world.

         13.4. Termination by GB. GB shall have the right to terminate this agreement, without liability or obligation to GB in connection with such termination, (i) in the event that Martek initiates any claim, action or proceeding against GB based upon an allegation that GB has infringed any ARA Patent or Oil Blend Patent, or (ii) if and when Martek fails to comply with its obligations under Section 3.6 above. Nothing herein shall be construed to release GB from any liability that it may have to Martek in connection with any alleged infringement.

         13.5. Effect of Termination. Upon any termination of this Agreement, there shall be no further obligation by Martek to purchase ARA from GB and no further limitation on the suppliers from which Martek may purchase ARA. In the event that either party terminates this Agreement in accordance with Section 13.2 by reason of a material default by the other party or in the event that Martek terminates this Agreement in accordance with Section 13.3(b), the terminating party shall have an unrestricted royalty-free right and license to use and sublicense the use of any information and technology related to the manufacture and production of ARA owned or used by such other party that the terminating party has become aware of during the term hereof. Notwithstanding the foregoing, Martek shall have no right or license to use GB-owned information or technology related to the production of ARA as a result of termination of this Agreement in accordance with Section 13.2 by reason of a failure by GB to fill an order placed by Martek for ARA at a price that is not more than ten percent (10%) higher than the price offered to Martek by another supplier.

14.      TRADEMARKS

         14.1. Use. During the term of this Agreement, GB shall use Martek's brand names and the Martek trade name, solely on Martek's behalf and for Martek's benefit, on all shipments of ARA by GB, in response to orders and delivery instructions by Martek, to Martek or any Martek customer, and GB shall not attach any additional brand names, trademarks, trade names, logos or designations to any such shipment. GB's use of Martek's brand names and the Martek trade name shall be in accordance with Martek's policies in effect from time to time, as communicated by Martek to GB. GB shall not be authorized to use, and is expressly prohibited from using, any Martek brand name or the Martek trade name on any shipment of ARA other than a





CONFIDENTIAL                         - 19 -
shipment subject to an order and delivery instructions submitted to GB by Martek.

         14.2. Ownership. GB has paid no consideration for the use of any Martek brand name or the Martek trade name, and nothing contained in this Agreement will give GB any right, title or interest in any of them. GB acknowledges that Martek owns and retains all rights in the Martek brand names and the Martek trade name. GB will not at any time during or after this Agreement assert or claim any interest in any Martek brand name or the Martek trade name. Upon expiration or termination of this Agreement, GB will immediately cease all use of the Martek brand names and the Martek trade name.

15.      DISPUTES; ARBITRATION

         15.1. Disputes Generally. The parties hereby undertake to use good faith efforts to settle any dispute arising under this Agreement. Failing settlement, all disputes, including without limitation claims of breach of contract, fraud in the inducement and negligence shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall take place in Baltimore, Maryland USA, and the parties hereby agree to exclude any right of application or appeal to the courts in connection with any question of law arising in the course of the reference or out of the award. Notwithstanding the foregoing, any disputes with respect to disclosure of any Confidential Information shall not be subject to this arbitration provision.

         15.2. Selection of Arbitrator(s). If the parties hereto fail to settle any dispute arising under this Agreement within a period of sixty (60) days after the date on which such dispute arose, each party shall, within sixty
(60) days thereafter, appoint one arbitrator and the two so nominated shall, in turn, choose a third arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty
(30) days after their nomination, then the third arbitrator shall be appointed by the American Arbitration Association. If either party fails to appoint its own arbitrator within the specified period, the arbitrator appointed by the other party shall be the sole arbitrator. The parties shall use their best efforts to appoint arbitrators who are knowledgeable in biochemical technology.

         15.3. Language; Transcript. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. A written transcript in English of the hearing will be made and furnished to the parties.

         15.4. Decision of Arbitrators. The arbitrators will decide in accordance with the terms of this Agreement and will take into account any appropriate international trade usages applicable to the transaction. The





CONFIDENTIAL                         - 20 -
award of the arbitrators will be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for judicial acceptance of the award and an order of enforcement.

         15.5. Expense of Arbitration. The arbitrators shall determine the allocation between the parties of expenses incurred in connection with the arbitration.

16.      REGULATORY MATTERS; ACCESS TO ARA PRODUCTION FACILITIES

         16.1. Approvals. Each party shall obtain all regulatory approvals, permits, licenses, clearances and notifications which it is required to have for manufacture, shipment, sale or use of ARA prior to any such manufacture, sale or use or shall ensure that such required approvals, permits, licenses, clearances and notifications are otherwise obtained. Each party shall provide the other party with all information the other party may reasonably request in order to obtain or comply with any necessary regulatory approvals, permits, licenses, clearances and notifications for manufacture, shipment, sale or use of ARA such as, but not limited to, all information concerning studies performed by or on behalf of such party in the field of product identification, characterization and analysis; pathogenicity, toxicity, mutagenicity and clinical trials.

         16.2. Inspection. Upon reasonable notice during regular working hours, Martek and any Martek customer may inspect the manufacturing facilities of GB and any subcontractor(s) in order to inspect the manufacture of ARA, examine samples of ARA, review quality control and manufacturing procedures for ARA or any other purpose related to this Agreement.

         16.3 Manufacturing Changes. GB shall notify the Committee of any proposed change to any manufacturing procedure for ARA and shall not change the manufacture of ARA without the prior approval of the Committee.

         16.4. Government Communications. GB will promptly provide to Martek copies of all documents in its possession concerning communications to or from FDA or prepared by FDA, or to or from or prepared by any other governmental agency, which bear in any respect on compliance by GB with FDA and other relevant governmental agency requirements pertaining to the manufacture of ARA under this Agreement.

17.      GENERAL PROVISIONS

         17.1. Assignment. Neither this Agreement nor any rights granted hereby may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any





CONFIDENTIAL                         - 21 -
attempt by either party to assign any rights, duties or obligations without the requisite consent of the other party shall be void and without force or effect.

         17.2. Modification. This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Martek and of GB, and variance from the terms and conditions of this Agreement in any written notification given by either party shall have no force or effect.

         17.3. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         17.4. Relationship of the Parties. For purposes of this Agreement, GB and Martek will be and shall act as independent contractors, and neither party is authorized to act as an agent or partner of, or joint venturer with, the other party for any purpose. Neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party.

         17.5. Notices. All notices shall be in writing and shall be deemed to be delivered when deposited with a recognized international express courier service, or when sent by facsimile transmission promptly confirmed by return transmission. All notices shall be directed to Martek or GB at the respective addresses first set forth above or to such other address as either party may, from time to time, designate by notice to the other party.

         17.6. Governing Law. This Agreement, and any and all tort claims that may arise in connection with ARA and any related services, will be governed by the substantive laws of the State of Maryland. The parties hereby expressly exclude the applicability of the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws. Notwithstanding anything to the contrary herein, issues regarding the scope of any ARA Patent shall be determined in accordance with the laws of the jurisdiction in which such ARA Patent has issued.

         17.7. Force Majeure. Neither party shall be liable for any damages or penalty for any delay in performance of, or failure to perform, any obligation hereunder or for failure to give the other party prior notice thereof when such delay or failure is due to the elements, acts of God, delays in transportation, delays in delivery by vendors or other causes beyond that party's reasonable control.

         17.8. No Waivers. No express or implied waiver by either party of any event of default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent event of default.





CONFIDENTIAL                         - 22 -

         17.9. Survival. The respective rights and obligations of the parties under Sections 6, 9, 10, 11, 12, 13.5, 14, 15 and 17 shall survive the termination of this Agreement.

         17.10. Entire Agreement. The parties acknowledge that this Agreement, together with Exhibits A - F hereto, sets forth the complete, exclusive and integrated understanding of the parties which supersedes all proposals or prior agreements, oral or written, and all other prior communications between the parties relating to the subject matter of this Agreement.

         17.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   ------------------------                   ---------------------------------

Title:                                     Title:
      ---------------------                      ------------------------------

Date:                                      Date:
     ----------------------                     -------------------------------





CONFIDENTIAL                         - 23 -

                                  EXHIBIT A

                                   GB COSTS

GB Costs per Unit of ARA = Variable Costs per Unit of ARA + Production Costs per Unit of ARA, as follows and adjusted as necessary in accordance with Sections 4.5 and 8.5 of the attached Agreement:

VARIABLE COSTS

Variable Costs shall be determined on the basis of actual consumption taking actual purchase prices into account.

Variable Costs shall comprise those costs are directly identifiable within a product, namely:

-   Raw and intermediate materials
-   Packaging
-   Operations performed elsewhere
-   Transport

PRODUCTION COSTS

Production Costs shall be determined on the basis of actual yields and actual department costs, which are directly or indirectly related to production. Cost categories include, without limitation, labor, depreciation based on historical costs, project costs, energy, waste and effluent disposal or treatment, insurance, local taxes, site service allocations like production staff, maintenance, purchasing, quality assurance, security services, etc.

The determination of Variable Costs and the allocation of Production Costs to Units of ARA shall be made according to Generally Accepted Accounting Principles.

ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   -----------------------------              ---------------------------------
Title:                                     Title:
      --------------------------                 ------------------------------
Date:                                      Date:
     ---------------------------                -------------------------------





CONFIDENTIAL                         - 1 -

                                  EXHIBIT B

                                 ARA PATENTS

                   INTERNATIONAL PUBLICATION NO: WO 92/13086
                   INTERNATIONAL PUBLICATION NO: WO 96/21037


                                   [attached]











ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   -----------------------------              ---------------------------------
Title:                                     Title:
      --------------------------                 ------------------------------
Date:                                      Date:
     ---------------------------                -------------------------------





CONFIDENTIAL                         - 2 -

                                  EXHIBIT C

                              OIL BLEND PATENTS

                   INTERNATIONAL PUBLICATION NO:  WO 92/12711

                                   [attached]









ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   ------------------------------             ---------------------------------
Title:                                     Title:
      ---------------------------                ------------------------------
Date:                                      Date:
     ----------------------------               -------------------------------





CONFIDENTIAL                         - 3 -

                                  EXHIBIT D

                      COUNTRIES IN WHICH ARA PATENTS AND
                        OIL BLEND PATENTS HAVE ISSUED

ARA Patents issued in

Australia
Indonesia
Israel
New Zealand
OAPI
South Africa
Sri Lanka

Oil Blend Patents issued in

Australia
Indonesia
Israel
New Zealand
South Africa
Sri Lanka
U.S.A.










ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   -----------------------------              ---------------------------------
Title:                                     Title:
      --------------------------                 ------------------------------
Date:                                      Date:
     ---------------------------                -------------------------------




                                     - 4 -

Confidential

                                   EXHIBIT E

                        PATENT ARBITRATION PROCEDURE
                       FOR INFRINGEMENT DETERMINATION

         IT IS AGREED by and among Gist-Brocades B.V. (hereinafter referred to as "GB") and Martek Biosciences Corporation (hereinafter referred to as "Martek") that the following procedure will be used to resolve certain issues arising under the Section 3.3 of the AGREEMENT to which this PROCEDURE is attached.

Article E - I.  PURPOSE

         The purpose of this PROCEDURE is to provide an arbitration mechanism by which, at the election of either party, any or all of the following issues may be submitted to and finally decided by an independent panel of arbitrators:

         1. Whether a claim of an issued Martek Patent is infringed by a GB product, either directly or indirectly.

         2. Whether a claim of a Martek Patent issued in a particular country is drawn to an invention which is described and fully supported in accordance with laws of that country in the International Patent Publication attached as Exhibit B hereto.

It is understood and agreed that arbitration pursuant to this Agreement relates to and is intended to resolve certain issues arising out of this Agreement, without the burden and expense of litigation. As further provided herein, the decision of a majority of the arbitrators shall be final and binding on both parties so long as this Agreement is in effect. Such decision will have no effect in a dispute outside the scope of this Agreement, e.g. patent litigation, nor will such decision survive termination of this Agreement except as the decision affects arbitration under this Agreement.

         Subject to the express provisions of this Procedure and those rulings or determinations made by the arbitrators, the parties shall have the power to agree upon the form of the patent arbitration proceeding(s) and the rules under which it shall be conducted.

Article E - II.  ARBITRATORS AND GENERAL PROCEDURES

         The arbitrators shall be licensed patent practitioners and/or retired judges knowledgeable as to patent law and practice in the jurisdiction where the patent has issued. Three (3) neutral arbitrators will hear and decide the issue(s) as a panel, with a majority of the panel having the power to make final rulings and issue the decision(s).

         The panel will be selected by agreement of the parties from a group of twelve (12) candidates, six (6) of whom shall be proposed by each party by not later than thirty (30) days following the date a party shall have demanded in writing the arbitration of the enumerated issue(s). Each party shall then select two (2) arbitrators from the six (6) proposed by the other party, for a total of four (4) nominees. The three (3) members of the panel shall than be chosen by blind draw from the four (4) nominees, with the fourth nominee to be available, to serve as an arbitrator in the event an arbitrator earlier chosen is or becomes unable or unwilling to serve. In the event a party shall fail to
(i) submit its list of six (6) nominees, (ii) designate two (2) persons from the other party's list or (iii) participate in the blind draw, the nonfailing party shall have the right, by blind draw conducted before not less than three
(3) disinterested witnesses, to draw names from that party's list of six nominees, the first three (3) of whom shall compose the panel for the arbitration and the fourth, fifth and sixth of whom shall be available, in order, to serve as an arbitrator in the event an arbitrator earlier chosen is or becomes unable or unwilling to serve. Neither party shall knowingly propose any arbitrator candidate whose impartiality might reasonably be questioned for any reason.

         The arbitrators' compensation shall be agreed upon by the parties and the arbitrators. The terms of compensation for each of the arbitrators shall be identical. The fees and expenses of the arbitrators shall be shared equally between the parties, but each party shall bear its own costs respecting the preparation and presentation of its case.

         All communications between the parties and the arbitrators shall be in the English language, and furthermore shall be in writing except during an inter partes hearing and in unusual circumstances requiring oral communication regarding procedural or scheduling matters. Any oral communication to the arbitrator(s) shall be promptly confirmed in writing. Copies of all communications with the arbitrator(s) shall be served by overnight delivery to the other party. Neither party shall, directly or indirectly, engage in any ex parte contact with any arbitrator or potential arbitrator prior to the termination of this proceeding or the rendering of a written decision in this proceeding.

         Each arbitrator shall agree in writing to maintain in confidence the existence of this proceeding and any non-public information revealed or furnished to the arbitrator during the proceeding. Each arbitrator shall further agree that, upon termination of this proceeding or the rendering of a written decision in this proceeding, he or she shall return to each party the originals of all materials provided to the arbitrator by that party, and shall certify to that party that no copies thereof have been retained.

         The arbitrators shall select a Chairman by majority vote. Upon consultation with the other arbitrators and the parties, the Chairman shall, at the earliest practicable date, set the dates for written submissions and the hearing date and establish any prehearing conferences or procedural schedules as the panel determines to be necessary and appropriate. The Chairman shall be the presiding officer of the proceeding(s), with all decisions and determinations of the parties and the panel to be by a majority of the arbitrators, unless the parties agree otherwise in writing. It is understood and agreed that any dispute between the parties which concerns any and all procedural matters or which is ancillary to the arbitrator's determination of the enumerated issue in dispute shall be finally determined by the arbitrators in a timely fashion after providing both parties an opportunity to be heard.

Article E - III.  DISCOVERY

         The parties agree that adequate information on which to base a decision will generally be available from public sources, including public records of patent prosecution, supplemented by information shared between the parties under this Agreement, and neither of them shall demand further discovery except upon a showing to the satisfaction of the panel of special circumstances which exist justifying the requested additional discovery. Incomplete or insufficient provision by a party of information to be shared under this Agreement may constitute such special circumstances.

         Each party will provide the identity of any expert witnesses, along with the report, curriculum vita, publication list and the substance of testimony for each expert not later than 20 days before the hearing in Article E - VI. Each identified expert witness will be made available for deposition by the other party upon request. Deposition of other witnesses may be requested, and will be taken at the discretion of the panel.

         In the event a party hereto believes additional discovery with respect to an issue, including deposition of other witnesses, is necessary in order to ensure full and fair consideration of such issue by the arbitrators, the parties shall discuss and consider, in good faith, mutually acceptable methods of obtaining such discovery. In the event the parties have not agreed to such discovery by not later than fifteen (15) days following written notice requesting same, then the party or parties so requesting may submit the matter to the panel for final determination, with the panel's ruling to issue within ten (10) days following submission.

         It is the mutual intention of the parties that discovery, if any, shall be limited in nature and scope; shall be conducted expeditiously; shall have as its sole purpose the obtaining of information that is directly relevant and necessary to the presentation of the requesting party's case; shall be conducted in a fair, cooperative and courteous manner; and shall be accomplished primarily if not exclusively by the voluntary exchange of documents and information. The other paragraphs of this article shall be interpreted in keeping with the spirit and intent reflected in this paragraph. Notwithstanding the foregoing, neither party shall be entitled to use, refer to or submit any document in briefing, at the hearing, or otherwise, unless that party shall have furnished the document to the other party not later than ten (10) days prior to said use, reference or submission.

         Any dispute regarding discovery shall be submitted promptly to the arbitrators for their determination. The parties shall promptly comply with any decision by the arbitrators. If necessary, any decision by the arbitrators concerning any procedural matters may be enforced by any court of competent jurisdiction in the same manner as a final decision of an enumerated issue, including an order of specific performance.

Article E - IV.  BRIEFING

         As of the date specified in the procedural schedule, Martek shall deliver to GB's counsel and to the arbitrators an opening brief, not to exceed fifty (50) pages, concerning the enumerated issue(s). On that same date, GB shall deliver to Martek's counsel and to the arbitrators an opening brief, not to exceed fifty (50) pages, concerning the enumerated issue(s). Each brief shall be accompanied by an appendix containing any evidentiary materials which have previously been furnished to the other party pursuant to Article E-III and which the party wishes to submit to the panel. The pages in Martek's appendix shall be consecutively numbered 1, 2, 3, etc. The pages in GB's appendix shall be consecutively numbered A-l, A-2, A-3, etc.

         As of the date specified in the procedural schedule, each party shall deliver to the other party's counsel and to the arbitrators an opposing brief, not to exceed fifty (50) pages responding to the opening brief of the other party. Each brief shall be accompanied by an appendix containing evidentiary materials which have previously been furnished to the other party pursuant to Article E - III and which have not previously been included in the appendix to the opening briefs, with each page consecutively numbered as indicated above, starting with the next number following the last number used in the party's opening appendix.

         As of the date specified in the procedural schedule, each party shall deliver to the other party's counsel and to the arbitrators a reply brief, not to exceed twenty-five (25) pages, replying to the opposition brief of the other party. Each brief shall be accompanied by an appendix containing evidentiary materials which have previously been furnished to the other party pursuant to Article E - III and which have not previously been included in the opening or opposing briefs, with each page consecutively numbered as indicated above, starting with the next number following the last number used in that party's response appendix.

         Each party shall have discretion not to file one or more of the foregoing briefs, and a party which fails to file by the date specified shall be conclusively deemed to have fully and finally waived the right to file said brief(s).

Article E - V.  EVIDENTIARY STANDARD

         At the hearing, the parties may offer such evidence as is relevant and material to the dispute and shall produce such additional evidence as the panel may deem necessary to the determination of the dispute. The failure or refusal to adduce additional evidence which is within the control of a party may be taken into account by the panel, in its sole discretion, in rendering its final decision. It is specifically agreed by the parties that they and the arbitrators may use and rely upon evidence that would typically be relied upon by a lawyer rendering an infringement opinion for a client.

Article E - VI.  ARBITRATION HEARING

         The hearing shall be held at a time and at a place to be selected by the parties or, failing agreement, by the panel. All proceedings at the hearing shall be in the English language.

         By not later than twenty (20) days prior to the hearing, the parties shall exchange lists of the names and addresses of all witnesses, together with the substance of the testimony of each, including any expert witnesses as provided for in Article E - III above.

         At the hearing, each party shall be allotted a total of two and one-half (2 1/2) hours within which to present all argument and to answer any questions posed by the arbitrators. Time may be allocated to the required sequence in any manner as each party elects. Time limits shall be strictly enforced.

         No party shall rely upon any evidentiary material not submitted with the briefs, although demonstrative exhibits that were not submitted with the briefs may be used if copies thereof are provided to the other party five (5) business days before the start of the hearing.

         The hearing proceedings shall not be recorded either electronically or stenographically. Attendance at the hearing shall be limited to persons entitled to have access to Confidential Information under Article E - VIII below.

         Neither party shall be required to authenticate documents or to present or otherwise rely upon sworn affidavits or statements of any kind, or upon declarations made under penalty of perjury or otherwise. Unless the parties otherwise agree, each party shall have the right to present one expert witness, in person, and the opposing party shall have the right to cross examine any witness called. The time for cross examination shall be charged to the cross examining party.

         At hearing, counsel may present witnesses and exhibits, read excerpts from exhibits and reports, and otherwise present the case by means of an opening statement, evidentiary presentation and final argument. Counsel shall make only such submission and/or summary of evidence as is consistent with a good faith belief based upon reasonable investigation that such evidence is factually true. No statement of counsel may be challenged before the panel on the basis that no documentary or other evidence is presented in support, but the weight to be given any statement of counsel may be questioned if and to the extent no such confirming evidence is presented.

Article E - VII.  DECISION

         The arbitrators shall render a brief written decision in the English language respecting their determination of the enumerated issue(s) and deliver duplicate copies of said decision to the parties by certified mail within fifteen (15) days of the conclusion of the hearing and shall base its decision solely upon the evidence before it and consistent with this Agreement. The decision shall be by a majority of the panel, with each arbitrator who concurs in the decision so indicating by signing the duplicate originals.

Article E - VIII.  CONFIDENTIALITY

         If a page or part of a brief, document, or evidentiary material contains information (i) that is not in the public domain, and (ii) that has been held in confidence by the producing party, those pages or parts of such brief, document, or evidentiary material which contain such information may be designated as containing confidential information by the party contending it is entitled to protection hereunder (hereinafter "Confidential Information"). Briefs, documents, or evidentiary materials may be designated as containing Confidential Information by stamping, tagging, or writing the words "CONFIDENTIAL UNDER ARBITRATION PROCEDURE" on each page or part containing Confidential Information, prior to the production or service thereof by the producing party upon the other party. Such designation, or lack thereof, will not change the status of any Information disclosed in accordance with other provisions of this Agreement.

         The arbitrators and the parties shall each maintain in confidence the existence of those proceedings and the opinion(s) of the panel.

         Any and all Confidential Information which has been obtained from the other party during the course of this proceeding shall be maintained confidential and subject to the following restrictions:

         a. It shall be used only for purposes of this proceeding and not for any business or other purpose whatsoever;

         b. It shall not be given, shown, made available to, or communicated in any way to anyone other than:

                 (i) the outside attorneys for either party and those employed in the course of assisting such attorneys, including paralegals and office personnel;

                 (ii) attorneys who are employees of one of the parties, and the paralegals and office personnel employed in the ordinary course of assisting such attorneys;

                 (iii) two technical consultants (who may be employees of the receiving party), each of whom shall be identified to the producing party at least forty-eight hours in advance of the first disclosure to him of any Confidential Information of the producing party;

                 (iv) the arbitrators and persons employed by any arbitrator and assisting in this proceeding; and

                 (v) a reasonable number, not to exceed three (3), of management level personnel of each party having a need to know.

         The provisions of this Article E - VIII shall not, however, be deemed to apply to information which was lawfully in the possession of the receiving party (or its counsel) prior to the disclosure by the producing party; information which a party (or its counsel) lawfully obtains from a third party having the right to disclose such information; information which was developed independently by a party as reflected in written documents; or information that was in the public domain before the effective date of this Agreement or which subsequently becomes part of the public domain through no fault of the receiving party.

Article E - IX.  ABSENT PARTY

         The arbitration may proceed in the absence of a party that, after due notice, fails to be present. A written decision on an enumerated issue shall not be made solely on the basis of a default of a party, but the panel shall require that the party present submit such available evidence as may be reasonably required for the making of a final decision.

Article E - X.  SERVICE

         Any papers, notices or process necessary or proper for the initiation or completion of arbitration hereunder, or for the entry of enforcement of judgment on a written decision, may be served upon a party in accordance with
Section 17.5 of this Agreement.

Article E - XI.  CHOICE OF LAW

         This Procedure shall be governed by the Choice of Law set forth in
Section 17.6 of the attached Agreement.

ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)


By:                                        By:
   ------------------------------             ---------------------------------
Title:                                     Title:
      ---------------------------                ------------------------------

                                   EXHIBIT F

                            PROCEDURE FOR RESOLUTION
                             OF ARA QUALITY ISSUES

         IT IS AGREED by and among Gist-Brocades B.V. (hereinafter referred to as "GB") and Martek Biosciences Corporation (hereinafter referred to as "Martek") that the following procedure will be used to resolve certain issues arising under the Sections 5.2 and 6.1 of the AGREEMENT to which this PROCEDURE is attached.

Article F - I.  PURPOSE

         The purpose of this PROCEDURE is to provide a mechanism by which, at the election of either party, any dispute regarding whether or not any quantity of ARA delivered by GB to Martek meets the applicable specifications which have been agreed upon by the Committee and specified by Martek to GB.

It is understood and agreed that resolution of disputes about ARA quality pursuant to this PROCEDURE relates to and is intended to resolve certain issues arising out of the AGREEMENT to which this PROCEDURE is attached, without the burden and expense of litigation. As further provided herein, the decision of the third-party analyst (or of a majority of the third-party analysts if the Committee agrees upon multiple analysts) shall be final and binding on both parties so long as this Agreement is in effect.

Article F - II.  SPECIFICATIONS FOR ARA

         The parties acknowledge that the AGREEMENT provides for the possibility of more than one set of specifications for ARA: "Customer Specifications" as defined by Section 2.3 of the AGREEMENT and "Martek Specifications" as defined by Section 2.6 of the AGREEMENT. The Martek Specifications and any Customer Specifications require approval by the Committee. Section 7.7 of the Agreement permits Martek to specify which of the foregoing specifications any particular order for ARA must satisfy.

Article F - III.  ROLE OF THE COMMITTEE

         Section 4.4 of the Agreement authorizes the Committee to determine methods of analysis of ARA, including identification of one or more independent third parties that are to be engaged to analyze quantities of ARA produced by GB. Pursuant to this PROCEDURE, the Committee shall select and agree upon alternative third-party analysts, other than those selected by the Committee to analyze all quantities of ARA produced by GB, who shall be and remain available to analyze any quantity of ARA with respect to which a dispute arises about whether the applicable specifications have been met.

Article F - IV.  COMMITTEE SELECTIONS

         As soon as practicable after the AGREEMENT has been executed, the Committee shall agree upon (1) the Martek Specifications (and, at Martek's request, any Customer Specifications), (2) the method of analysis to be used to determine whether ARA meets applicable specifications and (3) a minimum of three (3) third-party analysts different from the analysts already selected by the Committee to analyze all ARA produced GB. The foregoing selections shall be memorialized, at the Committee's discretion, either by attachment to this Exhibit F or retention in the Committee's files.

Article F - V.  DISPUTE RESOLUTION PROCEDURE

         In the event that Martek notifies GB pursuant to Section 5.2 or 6.3 of failure by any quantity of ARA to conform to the applicable specifications, GB shall have three (3) business days following receipt of such notice within which to notify Martek that GB disputes Martek's conclusion. Either party shall thereupon be entitled to notify each of the two Committee Leaders, by facsimile transmission and by email of the existence of a dispute as to the quality of ARA. Not later than the close of business on the day immediately following the date on which such notice was transmitted to the Committee Leaders, the Committee shall agree upon the number of alternative analysts to be used to resolve the dispute, shall request expedited services from the selected analyst(s) and, upon confirmation by the selected analyst(s) of acceptance of the offered engagement and the time within which the analysis will be completed, the Committee shall immediately direct Martek and GB each to ship to such analyst(s) quantities of ARA from the shipment of disputed quality. Each selected analyst shall analyze the samples of ARA furnished by Martek and GB, and shall advise the Committee in writing in the English language, within the time committed to in connection with acceptance of the engagement, whether or not the ARA samples provided by Martek meet the applicable specifications. If the selected analyst(s) determine that the sample of ARA furnished by GB meets the applicable specifications while the sample furnished by Martek does not, the selected analyst(s) shall have the authority to investigate the matter and allocate responsibility for the deviation from specifications either to Martek or to GB. The decision(s) of the selected analyst(s) shall be final and binding on the parties. The fees charged by the selected analyst(s) and the costs for shipping samples of ARA to such analyst(s) shall be shared equally by Martek and GB.

Article F - VI.  PROCEDURE DEFAULT

         In the event that, for any reason, (a) the Committee has not agreed upon a method of analysis to be used to determine whether ARA meets applicable specifications or a minimum of three (3) third-party analysts different from the analysts engaged to analyze all ARA produced GB, or (b) a sufficient number of analysts, as determined by the Committee, do not accept the offered engagement to analyze the ARA of disputed quality, the Committee shall have the opportunity to complete such selections pr make alternative selections in sufficient time to engage analyst(s) within the time otherwise required. If, for any reason, the Committee fails to act within the times periods specified in Article F - V above or a written opinion is not received within the time specified by the Committee from each selected analyst who has accepted the engagement, either party shall be entitled to seek resolution of the dispute in accordance with the provisions of Section 15 of the AGREEMENT. Such arbitration proceeding shall be governed by the Choice of Law set forth in
Section 17.6 of the attached AGREEMENT.

ACCEPTED AND AGREED TO:

MARTEK BIOSCIENCES                         GIST-BROCADES B.V. (GB)
CORPORATION  (MARTEK)

By:                                        By:
   -------------------------------            ---------------------------------
Title:                                     Title:
      ----------------------------               ------------------------------